                                                                   EXHIBIT 10.22


                                 TAX AGREEMENT


                                                              September 16, 1999


     This Agreement is between Mervyn FitzGerald of 6934 Rocky Top Circle, Dallas, TX 75252 ("FitzGerald") and Millitech Corporation, a Massachusetts corporation of P. O. Box 209, South Deerfield Research Park, South Deerfield, MA 01373 (the "Company").

     WHEREAS FitzGerald is a valued employee of Millitech and Millitech desires to motivate FitzGerald to exert his best efforts on behalf of Millitech through stock ownership.

     Millitech agrees with FitzGerald that Millitech will grant a cash bonus to FitzGerald equal to the amount of federal and state taxes FitzGerald is required to pay due to the issuance of a stock grant to FitzGerald pursuant to an Employee Stock Purchase Agreement between FitzGerald and Millitech of even date hereof (the "Agreement"). Such bonus to be grossed up to include the taxes on such bonus amount and payable no later than January 15, 2000.

     Additionally, Millitech shall annually on the anniversary date hereof grant to Fitzgerald a bonus (grossed up to include the tax thereon) in an amount equal to the interest due on the Note issued pursuant to the Agreement.

     In witness whereof the parties have executed this Agreement as of the date first above written.


                                       MILLITECH CORPORATION


                                       By: /s/ John L. Youngblood
                                           -----------------------------
                                           John Youngblood, President


                                       /s/ Mervyn FitzGerald
                                       ---------------------------------
                                       Mervyn FitzGerald